CASCADIA CAPITAL CORPORATION
Suite 800 - 50 West Liberty Street
Reno, Nevada
89501

September 6, 2002

DKJ TECHNOLOGIES INC. ("DKJ") and

STORAGE ALLIANCE INC. ("SAI")

725, 435 4th Avenue S.W.

Calgary, Alberta, Canada, T2P 3A8

Dear Mr. Ascah

Re: Closing Date for Share Exchange with DKJ and SAI shareholders

Further to our agreement dated August 9th, 2002, (the "Agreement") we are writing to confirm that the closing date of September 6, as set out in clause 3.1 of the Agreement is hereby extended until 5:00 p.m. pacific standard time, on September 27, 2002.

To confirm your agreement to the above terms, kindly sign two copies of this letter signifying your approval and acceptance and return one fully executed letter to the writer at your earliest convenience.

Yours truly,

CASCADIA CAPITAL CORPORATION
Per:

/s/ signed
Authorized Signatory

The undersigned hereby agree to the foregoing terms and conditions of this agreement as of the date first above written.

DKJ TECHNOLOGIES INC. Per: /s/ signed Authorized Signatory	STORAGE ALLIANCE INC. Per: /s/ signed Authorized Signatory